Exhibit 99.1

Skyline Bankshares, Inc. Announces First Quarter 2026 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, April 27, 2026 (Globe Newswire) -- Skyline Bankshares, Inc. (the “Company”) (OTC QX: SLBK) – the holding company for Skyline National Bank (the “Bank”) – announced its results of operations for the first quarter of 2026.

The Company recorded net income of $4.6 million, or $0.82 per share, for the quarter ended March 31, 2026, compared to net income of $3.6 million, or $0.64 per share, for the same period in 2025. First quarter 2026 earnings represented an annualized return on average assets (“ROAA”) of 1.43% and an annualized return on average equity (“ROAE”) of 16.84%, compared to 1.17% and 15.85%, respectively, for the same period last year. Net interest margin (“NIM”) was 4.55% for the first quarter of 2026, compared to 4.15% for the first quarter of 2025.

President and CEO Blake Edwards stated, “We are very pleased with our results for the first quarter of 2026. We continued to build on our strong performance in 2025 with net income increasing by $1.0 million, or 28.77%, in the year-over-year, quarterly comparison. Earnings for the twelve-month period ended March 31, 2026 increased to $3.02 per share compared to $2.84 per share for the twelve-month period ended December 31, 2025. Our net interest margin increased from 4.39% in the fourth quarter of 2025 to 4.55% in the first quarter of 2026, and dividends were increased to $0.30 per share, representing an increase of 20.00%, when compared to the dividends of $0.25 per share in the first quarter of 2025.”

Edwards concluded, “2025 was a record year for Skyline so I’m especially proud of our entire team for the hard work and dedication that allowed us to drive that performance even higher in the first quarter of 2026. Our team continues to deliver on our growth strategies as well as earnings enhancement and asset quality initiatives. I believe we remain well positioned for growth and success in the future and know that our employees will continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

Highlights

●	Net income was $4.6 million, or $0.82 per share, for the first quarter of 2026, compared to $3.6 million, or $0.64 per share, for the first quarter of 2025.
●	Net interest margin (“NIM”) was 4.55% for the first quarter of 2026, compared to 4.39% in the fourth quarter of 2025, and 4.15% in the first quarter of 2025.
●	Total assets increased in the first quarter of 2026 by $16.6 million, or 1.29%, and increased by $58.4 million, or 4.67%, when compared to $1.25 billion at March 31, 2025.
●

Net loans were $1.08 billion at March 31, 2026, an increase of $27.8 million, or 2.65%, when compared to $1.05 billion at December 31, 2025, and increased $85.2 million when compared to $992.2 million at March 31, 2025.

●

Total deposits were $1.18 billion at March 31, 2026, an increase of $6.3 million, or 0.54%, from $1.18 billion at December 31, 2025, and an increase of $70.1 million from $1.11 billion at March 31, 2025.

●	Dividends paid of $0.30 per share during the first quarter of 2026 compared to dividends paid of $0.25 per share during the first quarter of 2025. This is an increase of $0.05 per share, or 20.00%.
●	Book value increased from $19.00 per share at December 31, 2025 to $19.42 per share at March 31, 2026.

First Quarter 2026 Income Statement Review

Net interest income after provision for credit losses in the first quarter of 2026 was $13.2 million, compared to $11.5 million in the first quarter of 2025, reflecting an increase in the provision for credit losses of $101 thousand in the quarterly comparison. Total interest income was $16.9 million in the first quarter of 2026, representing an increase of $1.4 million in comparison to the $15.5 million in the first quarter of 2025. Interest income on loans increased in the quarterly comparison by $1.5 million, primarily due to organic loan growth. Management anticipates that this loan growth will continue to have a positive impact on both earning assets and loan yields. Interest expense on deposits remained comparable at $3.3 million in the quarterly comparison. Management anticipates that interest expense on deposits could increase in the near term as competitive pressures for deposits may result in an increase in rates on deposit offerings, especially on time deposits. Interest on borrowings decreased by $344 thousand because of a decrease in borrowings of $30.4 million from March 31, 2025 to March 31, 2026.

First quarter 2026 noninterest income was $2.0 million compared with $1.8 million in the first quarter of 2025. Included in noninterest income for the first quarter of 2025 was $60 thousand from life insurance contracts. Excluding this nonrecurring item, noninterest income increased by $261 thousand in the quarter over quarter comparison, primarily as a result of an increase in service charges of $145 thousand and an increase in mortgage origination fees of $77 thousand.

Noninterest expense in the first quarter of 2026 was $9.4 million compared with $8.9 million in the first quarter of 2025, an increase of $507 thousand, or 5.72%. Salary and benefits increased by $334 thousand in the quarterly comparison due to personnel additions and routine salary adjustments, as well as increased benefit costs. Occupancy and equipment expenses increased by $68 thousand, and data processing increased by $48 thousand in the quarterly comparison. Core deposit intangible amortization decreased by $43 thousand in the quarterly comparison.

Income tax expense increased by $356 thousand in the quarter-to-quarter comparison, primarily due to an increase in net income before taxes of $1.4 million.

Balance Sheet Review

Total assets increased in the first quarter of 2026 by $16.6 million, or 1.29%, to $1.31 billion at March 31, 2026, from $1.29 billion at December 31, 2025, and increased by $58.4 million, or 4.67%, from $1.25 billion at March 31, 2025. The increase in total assets during the quarter can be primarily attributed to the loan growth of $28.1 million and deposit growth of $6.3 million during the quarter.

Total loans increased during the first quarter by $28.1 million, or 2.65%, to $1.09 billion at March 31, 2026 from $1.06 billion at December 31, 2025, and increased by $85.9 million, or 8.59%, compared to $1.00 billion at March 31, 2025. Core loan growth during the first quarter was at an annualized rate of 10.83%.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.44% at March 31, 2026 compared to 0.45% at December 31, 2025. The allowance for credit losses remained comparable at approximately 0.82% of total loans as of March 31, 2026 and December 31, 2025, respectively.

Investment securities decreased by $8.0 million during the first quarter to $106.1 million at March 31, 2026 from $114.1 million at December 31, 2025, and decreased by $12.4 million from $118.5 million at March 31, 2025. The decrease in the first quarter of 2026 was the result of a $608 thousand increase in unrealized losses on investment securities and paydowns and maturities of $7.3 million.

Total deposits increased in the first quarter of 2026 by $6.3 million, or 0.54%, to $1.18 billion at March 31, 2026, and increased $70.1 million, or 6.29%, compared to $1.11 billion at March 31, 2025. Noninterest-bearing deposits increased by $10.9 million and interest-bearing deposits decreased by $4.6 million during the quarter. Lower cost interest-bearing deposits increased by $9.7 million during the quarter, and time deposits decreased by $14.3 million.

Stockholders’ equity increased by $2.4 million, or 2.30%, to $110.1 million at March 31, 2026, from $107.7 million at December 31, 2025, and increased $17.2 million, or 18.53%, from $92.9 million at March 31, 2025. The change during the quarter was due to earnings of $4.6 million, less dividends paid of $1.7 million, and $480 thousand in other comprehensive losses. Book value increased from $19.00 per share at December 31, 2025 to $19.42 per share at March 31, 2026.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of our plans or strategies, is inherently uncertain and subject to a number of risks. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to: changes in interest rates; general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the economic impact of duties, tariffs or other barriers or restrictions on trade, and any retaliatory counter measures, and the volatility and uncertainty arising therefrom; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; the Company’s capital and liquidity; competition; demand for financial services in the Company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2025. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending March 31, 2026)

Skyline Bankshares, Inc.

Condensed Consolidated Balance Sheets

March 31, 2026; December 31, 2025; March 31, 2025

	March 31,	December 31,	March 31,
(dollars in thousands except share amounts)	2026	2025	2025
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$19,699	$19,724	$21,298
Interest-bearing deposits with banks	137	3,125	16,130
Federal funds sold	-	343	456
Investment securities available for sale	106,142	114,096	118,483
Restricted equity securities	3,812	3,474	4,993
Loans	1,086,279	1,058,198	1,000,332
Allowance for credit losses	(8,914)	(8,666)	(8,160)
Net loans	1,077,365	1,049,532	992,172
Cash value of life insurance	27,058	27,169	26,649
Other real estate owned	-	-	140
Properties and equipment, net	40,503	40,760	35,342
Accrued interest receivable	4,515	4,541	4,009
Core deposit intangible	2,874	3,043	3,603
Goodwill	7,900	7,900	7,900
Deferred tax assets, net	3,784	3,696	5,060
Other assets	16,140	15,900	15,263
Total assets	$1,309,929	$1,293,303	$1,251,498

Liabilities
Deposits
Noninterest-bearing	$381,952	$371,001	$350,451
Interest-bearing	802,535	807,164	763,936
Total deposits	1,184,487	1,178,165	1,114,387

Borrowings	6,623	-	37,026
Accrued interest payable	521	531	699
Other liabilities	8,155	6,943	6,465
Total liabilities	1,199,786	1,185,639	1,158,577

Stockholders’ Equity
Common stock and surplus	34,043	33,984	33,556
Retained earnings	89,517	86,617	75,874
Accumulated other comprehensive loss	(13,417)	(12,937)	(16,509)
Total stockholders’ equity	110,143	107,664	92,921
Total liabilities and stockholders’ equity	$1,309,929	$1,293,303	$1,251,498
Book value per share	$19.42	$19.00	$16.44
Tangible book value per share	$17.52	$17.07	$14.41

Asset Quality Indicators
Nonperforming assets to total assets	0.36%	0.37%	0.19%
Nonperforming loans to total loans	0.44%	0.45%	0.22%
Allowance for credit losses to total loans	0.82%	0.82%	0.82%
Allowance for credit losses to nonperforming loans	187.51%	180.17%	367.90%

Skyline Bankshares, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended
	March 31,
(dollars in thousands except share amounts)	2026	2025
	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$16,229	$14,721
Interest-bearing deposits in banks	23	47
Federal funds sold	1	2
Interest on securities	604	682
Dividends	60	32
	16,917	15,484
Interest expense
Deposits	3,321	3,335
Interest on borrowings	82	426
	3,403	3,761
Net interest income	13,514	11,723

Provision for credit losses	279	178
Net interest income after provision for credit losses	13,235	11,545

Noninterest income
Service charges on deposit accounts	650	584
Other service charges and fees	995	916
Net realized losses on securities	-	-
Mortgage origination fees	112	35
Increase in cash value of life insurance	179	174
Life insurance income	-	60
Other income	51	17
	1,987	1,786
Noninterest expenses
Salaries and employee benefits	4,834	4,500
Occupancy and equipment	1,547	1,479
Data processing expense	896	848
FDIC Assessments	249	246
Advertising	264	244
Bank franchise tax	150	132
Director fees	114	93
Professional fees	224	302
Telephone expense	115	124
Core deposit intangible amortization	169	212
Other expense	808	683
	9,370	8,863
Net income before income taxes	5,852	4,468

Income tax expense	1,251	895
Net income	$4,601	$3,573

Net income per share	$0.82	$0.64
Weighted average shares outstanding	5,617,204	5,584,704
Dividends declared per share	$0.30	$0.25

Skyline Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and understanding the Company’s financial condition, capital position and financial results. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. The non-GAAP financial measure presented in this document includes tangible book value per share. The following tables present calculations underlying non-GAAP financial measures.

	March 31,	December 31,	March 31,
(dollars in thousands except share amounts)	2026	2025	2025
	(Unaudited)	(Unaudited)	(Unaudited)
Tangible Common Equity
Total stockholders’ equity (GAAP)	$110,143	$107,664	$92,921
Less: Goodwill	(7,900)	(7,900)	(7,900)
Less: Core deposit intangible	(2,874)	(3,043)	(3,603)
Tangible common equity (non-GAAP)	$99,369	$96,721	$81,418
Common stock shares outstanding	5,672,204	5,666,204	5,651,704
Book value per share (GAAP)	$19.42	$19.00	$16.44
Tangible book value per share (non-GAAP)	$17.52	$17.07	$14.41